EXHIBIT 99.1

Global Power Equipment Group Inc.
Posts $0.25 EPS for Third Quarter
EBITDA Doubles to $22.5 Million
Strong Cash Flow Eliminates Revolver Debt

TULSA, Oklahoma, October 29, 2001 – Global Power Equipment Group Inc. (NYSE: GEG), a leading design, engineering and fabrication firm providing a broad array of equipment and services to diversified global companies engaged in the power and process industries, today reported financial results for the third quarter and nine-month period ended September 29, 2001.

Financial Results

Revenues for the third quarter of 2001 grew 80 percent to $180.8 million over the $100.2 million in last year’s comparable period. Revenues from the company’s heat recovery equipment segment increased 57 percent over last year’s third quarter and comprised 59 percent of total revenues. Revenues for the company’s auxiliary power equipment segment rose 128 percent over the third quarter last year. Organic growth accounted for 63 percent of the increase in revenues in the auxiliary power segment for the period.

Gross profit for the third quarter increased to $31.5 million from $16.7 million in the period last year, an increase of 88 percent. The company’s gross profit margin of 17.4 percent for the most recent quarter was increased from the year ago margin of 16.7 percent due to cost management and the overall sales mix. The margin for the most recent period was down slightly from the immediate prior quarter of 18.1 percent due to the product mix within the company’s auxiliary power segment. Overall the gross profit margin reflected the mid-point of the range expected by the company.

Third quarter net income of $11.6 million produced fully diluted earnings per share for the third quarter of $0.25 per share on 45.7 million shares outstanding.

“We continued to successfully execute our business plan during the third quarter and we delivered results consistent with our objectives,” stated Larry Edwards, Global Power Equipment Group’s chief executive officer. “The markets we serve continue to be strong and our strategy to position our manufacturing resources in low-cost locations is one of the key drivers underlying our earnings growth. We strongly believe that our superior engineering and global sourcing model will continue to serve us and our shareholders very well as international demand for new gas-fired power plants increases in the years ahead.”

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Global Power Equipment Group Inc.
Third Quarter 2001 Earnings – Page 2

Revenues for the nine-month period ended September 29, 2001 grew 67 percent to $508.4 million over the $304.2 million in the same period last year. Year-to-date revenues from the company’s heat recovery equipment segment increased 58 percent over the same period last year and comprised 61 percent of total revenues. Revenues for the company’s auxiliary power equipment segment rose 84 percent over the same period last year and represented 39 percent of total revenues for the period.

The company posted EBITDA (earnings before interest, taxes, depreciation and amortization) of $22.5 million for the third quarter, over double the adjusted EBITDA of $10.5 million for the same period last year. Adjusted EBITDA for the nine-month period ended September 29, 2001 totaled $62.5 million, an increase of 80 percent over the comparable nine month 2000 adjusted figure of $34.7 million. Adjusted figures reflect the elimination of recapitalization, IPO-related and extraordinary charges.

“Our strong operating cash flow permitted us to eliminate our borrowings under our revolver during the third quarter,” stated Mike Hackner, Global Power Equipment Group’s chief financial officer. “Given our limited requirement for capital expenditures, going forward we continue to apply cash generated from operations toward debt reduction and to pursue strategic acquisitions.”

About Global Power

Oklahoma based Global Power Equipment Group Inc. (NYSE: GEG) is a global designer, engineer and fabricator of equipment for gas turbine power plants. The company markets its products under the Deltak, Braden, and Consolidated Fabricators brands and also offers value-added services including engineering, retrofit and upgrade, and maintenance and repair. Global Power Equipment Group’s equipment is installed in power plants in more than 30 countries on six continents, giving it what it believes to be one of the largest installed bases of equipment for gas turbine power plants. Global Power Equipment Group maintains a web site at www.globalpower.com.

Statements contained in this release, including, but not limited to, those regarding anticipated operating results, may be forward looking statements within the meaning of U.S. federal securities laws. Actual results may differ materially from those expressed or implied in such statements. Information concerning some of the factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements are set forth under “Risk Factors” in Global Power’s Form S-1, and in our 10-Q for the period ending June 30, 2001 on file with the U.S. Securities and Exchange Commission.

Company Contact:
Bob Zwerneman
Director of Investor Relations
(918) 274-2398

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.
Phone: 1-918 488-0828 FAX: 1-918 488-8389

Global Power Equipment Group Inc.
Third Quarter 2001 Earnings — Page 3

GLOBAL POWER EQUIPMENT GROUP INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 29,	September 23,	September 29,	September 23,
	2001	2000	2001	2000

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$180,757	$100,217	$508,362	$304,198
Cost of sales	149,230	83,479	419,414	252,135

Gross profit	31,527	16,738	88,948	52,063
	17.4%	16.7%	17.5%	17.1%
Selling and administrative expenses	9,816	6,807	28,739	19,083
Recapitalization expense	—	38,114	—	38,114
Amortization expense	435	260	1,282	778

Operating income (loss)	21,276	(28,443)	58,927	(5,912)
Interest expense, net	2,331	3,945	14,714	4,947

Income (loss) before income taxes and extraordinary loss	18,945	(32,388)	44,213	(10,859)
Income tax provision (benefit)	7,389	(493)	11,444	(305)
Income tax benefit from tax status change	—	—	(88,000)	—

Income (loss) before extraordinary loss	11,556	(31,895)	120,769	(10,554)
Extraordinary loss from debt extinguishment, net of tax	—	1,536	18,060	1,536

Net income (loss)	11,556	(33,431)	102,709	(12,090)
Preferred dividend	—	1,345	2,947	1,345

Net income (loss) available to common shareholders	$11,556	$(34,776)	$99,762	$(13,435)

Basic income per common share
Weighted average shares outstanding	43,953	282,884	37,710	516,573
Basic income per common share
Income before extraordinary loss	$0.26	$(0.12)	$3.12	$(0.02)
Extraordinary loss	—	(0.01)	(0.48)	—

Net income available to common stockholders	$0.26	$(0.13)	$2.64	$(0.02)

Diluted income per common share
Fully diluted shares outstanding	45,703	282,884	39,437	516,573
Diluted income per common share
Income before extraordinary loss	$0.25	$(0.12)	$2.99	$(0.02)
Extraordinary loss	—	(0.01)	(0.46)	—

Net income available to common stockholders	$0.25	$(0.13)	$2.53	$(0.02)

Global Power Equipment Group Inc.
Third Quarter 2001 Earnings — Page 4

GLOBAL POWER EQUIPMENT GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 29,	December 30,
	2001	2000

	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,414	$26,308
Accounts receivable, net of allowance of $2,257 and $1,841	101,065	67,798
Inventories	11,753	9,738
Costs and estimated earnings in excess of billings	78,952	65,260
Deferred tax assets	17,391
Other current assets	4,587	1,833

Total current assets	217,162	170,937
Property, plant and equipment, net	26,683	19,433
Deferred tax assets	72,427
Goodwill, net	45,433	45,879
Other assets	3,307	9,444

Total assets	$365,012	$245,693

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$15,504	$3,963
Accounts payable	24,368	38,055
Accrued compensation and employee benefits	8,462	8,282
Accrued warranty	14,536	9,720
Billings in excess of costs and estimated earnings	154,938	119,110
Other current liabilities	5,458	9,002

Total current liabilities	223,266	188,132
Long-term debt, net of current maturities	82,341	215,131
Commitments and contingencies	—	(157,570)
Members’ equity (deficit)
Stockholders’ equity
Commmon Stock	440	—
Additional paid-in capital	(27,973)	—
Accumulated comprehensive income (loss)	(284)	—
Retained earnings	87,222	—

Total stockholders’ equity	59,405

Total Liabilities and Equity	$365,012	$245,693